Exhibit 11.3

[Translation]

Regulations Pertaining to the Financial Transactions of Executives

Effective from April 2, 2007

As amended on April 1, 2024

Article 1: Objective

These regulations establish provisions that must be observed by executives* of Mizuho Financial Group, Inc. (hereafter “MHFG”) regarding the sale or purchase, etc., of shares, etc., and transactions of financial products (hereafter the “financial transactions”) to ensure fairness in the performance of their duties.

*Throughout these regulations, the term “executives” refers to persons holding the position of a director (excluding outside directors) or an executive officer, including those who have been named to such a position, but have yet to take it up, and those who have been named as candidates for such a position.

Article 2: Prohibition of Illicit Use of Information

Executives of MHFG must not engage in illicit investments or personal gain, including insider trading, by using undisclosed information that they obtained through their duties.

Article 3: Prohibition on Activities with a Conflict of Interest

Executives of MHFG shall bear responsibility for being faithful to their duties and shall make appropriate decisions to secure the best profits for MHFG. As such, the executives must not be involved in private investments or businesses that may impede these duties.

Article 4: Prohibition on the Use of Position

Executives of MHFG must not enjoy personal gain through use of their duties or position.

Article 5: Prohibition of Sale or Purchase, etc., of Shares, etc.

Executives of MHFG (including ex-executives who retired during the last one year period), in principle, must not engage in selling, buying or other transactions of the shares, etc., in their own names or in the name of a third party, regardless of their possession of insider information, except for buying the shares of MHFG through a stock ownership plan in compliance with the requirements of applicable law and regulations.

Article 6: Financial Transactions with the Mizuho Group Companies

(1)

Executives of MHFG, in principle, must not engage in the financial transactions with an entity belonging to the Mizuho group (hereafter the “Mizuho group company”), in their own name or in the name of a third party, except for general financial products widely and publicly sold.

(2)

Executives of MHFG, in principle, must not engage in re-trading of any financial products that they purchased from any Mizuho group companies and hold in their own name or in the name of a third party after the termination of the relevant contract due to expiration of the contract period or other reason, except for general financial products widely and publicly sold.

(3)

In the case where there is a possibility that the trading violates Articles 2, 3, or 4 of these regulations, executives of MHFG must not engage in trading general financial products widely and publicly sold by any Mizuho group companies in their own name or in the name of a third party.

Article 7: Financial Transactions with Companies Not Belonging to the Mizuho Group

Executives of MHFG, in principle, shall voluntarily refrain from engaging in the financial transactions with companies not belonging to the Mizuho group in their own name or in the name of a third party, which may cause issues from the viewpoint of ensuring fairness in the performance of their duties, except for general financial products widely and publicly sold.

Article 8: Submission of a General Declaration

Executives of MHFG must submit the prescribed “General Declaration”, regardless of engaging in the financial transactions, to MHFG by the date separately specified in the detailed rules or on its request.

Article 9: Notification of Trading for Unavoidable Reasons

Executives of MHFG must submit the prescribed “Notification and Declaration” in advance to MHFG when engaging in the financial transactions prohibited, in principle, by Articles 5 or 6 of these regulations for unavoidable reasons.

Article 10: Revision and Termination

These regulations shall be revised or terminated by resolution of the board of directors; provided, however, that to the extent that no substantive change is required to the content of these regulations, amendments to these regulations associated with changes to the organization or names of entities, etc., may be determined by the president and chief executive officer of MHFG.

Article 11: Detailed Rules

Detailed rules for these regulations shall be determined by the president and chief executive officer of MHFG.

Article 12: Division with Jurisdiction

The division with jurisdiction over these regulations shall be the Executive Secretariat.